8K

Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K of our report dated July 20, 2006 (December 8, 2006 as to Note 22), relating to the financial statements of OptiCare Health Systems, Inc., (not presented separately therein) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s consummation of the transaction with Refac), appearing in the consolidated financial statements of Refac Optical Group for the year ended January 31, 2006 and to the incorporation by reference in Registration No. 333-107146 on Form S-8, Registration No. 333-107146A on Form S-8, and Registration No. 333-76085 on Form S-8.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
December 18, 2006